Exhibit 10.7

CONSULTING AGREEMENT

AGREEMENT entered into on the 17th day of July, 2006, by and between INFOLOGIX, INC., a Delaware corporation (“Infologix”) and CORRUGATED SERVICES CORP., a Delaware corporation d/b/a AMTECH (“Amtech”) (each a “Party” and collectively “Parties”), and effective the date of the consummation of the Contemplated Transaction (as such term is defined in the Stock Purchase Agreement dated as of July 17, 2006)(the “Effective Date”).

BACKGROUND

Infologix is engaged in the business of providing enterprise mobile wireless solutions to the healthcare, pharmaceutical, retail, supply chain/logistics and financial markets.

Infologix desires Amtech to provide certain services and assume responsibility for the operation of certain aspects of Infologix’s business and Amtech is willing to provide such services and assume such responsibility.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.             Services To Be Provided To Infologix And Powers Granted To Amtech.

A.            Amtech will provide non-exclusive consulting services (“Services”) at such times as Amtech and Infologix shall agree with a time commitment consistent with past practice with respect to the software development for Infologix and its customer orders and projects, as outlined on Exhibit A hereto. The Services can be performed in person or by telephone and shall not require excessive travel.

B.            Amtech is authorized by Infologix to discharge its obligations hereunder and to provide the services required by Section 1A above.

C.            All Persons providing services hereunder on behalf of Amtech to Infologix shall be either Amtech’s employees or independent contractors under agreement with Amtech, and all compensation, wages, salaries, payroll taxes, insurance, and all other “fringe benefits” of all employees and independent contractors designated by Amtech to perform functions on behalf of Infologix shall be borne by Amtech.

D.            Anything in this Agreement other than Section 1C to the contrary notwithstanding, Amtech shall not be required to advance any funds or obligate itself in any manner to third parties for or on behalf of Infologix.

2.             Infologix’s Obligations. Infologix shall reasonably cooperate with Amtech in the performance of its obligations under this Agreement.

3.             Compensation and Expenses.

A.            In consideration of the services rendered by Amtech hereunder, Infologix shall pay to Amtech a monthly fee (the “Fee”) as follows: $14,500 per month for calendar year 2006; $15,500 per month for calendar year 2007; and $16,500 per month for calendar year 2008, which monthly fee shall be paid on the first day of each month during the term of this Agreement.

B.            Infologix shall reimburse Amtech for certain types of expenses incurred by Amtech in the performance of its duties hereunder, specifically pre–approved in writing by Infologix.

4.             Term Of Agreement – Termination Rights.

A.            The term (“Term”) of this Agreement shall commence upon the Effective Date and continue until December 31, 2008 (the “Initial Term”) and shall continue from year to year thereafter unless Infologix or Amtech gives written notice to the other not later than ninety (90) days prior to the completion of the Initial Term or any year thereafter.

B.            Either Party may terminate this Agreement if the other party materially breaches any provision of this Agreement; provided, however, that Amtech shall be permitted the opportunity to cure the breach within sixty (60) days after receiving notice of the breach (which notice shall describe the nature of the breach in reasonable detail) from Infologix.

5.             Nature Of Relationship Between Parties.  Nothing herein contained shall be deemed to make Amtech a partner, co-venturer or other participant in the business or operations of Infologix, or in any manner to render Amtech liable, as principal, surety, guarantor, agent or otherwise, for any of the debts, obligations or liabilities of Infologix, whether incurred directly by Infologix or by Amtech on behalf of Infologix in accordance with this Agreement; it being understood that such debts, obligations and liabilities are and shall be and remain solely those of Infologix.

6.             Miscellaneous.

A.            All notices hereunder shall be hand delivered or mailed postage prepaid, by certified or registered mail, addressed to the Parties as follows or to such other addresses as may be designated in written notice to the Parties:

To Infologix:	101 County Line Road
Hatboro, PA 19040

To Amtech:	3599 Marshall Lane
Bensalem, PA 19020

B.            All headings used are for convenience only and shall not be referred to in construing this Agreement.

C.            This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Amtech may assign its rights or obligations hereunder only with the prior written consent of Infologix, not to be unreasonably withheld. Infologix may assign its rights or obligations hereunder only with the prior written consent of Amtech, not to be unreasonably withheld.

D.            This Agreement may not be modified, varied, supplemented or amended in any respect except in a writing executed by all parties hereto.

E.             On and after the Effective Date, this Agreement will express the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements (including the Consulting Agreement between Amtech and Infologix dated May 2, 2006 (the “Existing Agreement”)) or understandings related to the subject matter hereof are hereby superseded and cancelled. The parties acknowledge that they are currently working under the terms of the Existing Agreement and that until the Effective Date, such Existing Agreement will govern the terms of the parties’ relationship.

F.             This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania applicable to contracts made and to be wholly performed within Pennsylvania.

G.            “Person” as used herein means a natural person, joint venture, corporation, partnership, sole proprietorship, trust, estate, cooperative, association, government or governmental entity or any other entity.

H.            Nothing in this Agreement shall preclude either Infologix or Amtech from consolidating (including a sale or exchange of more than fifty percent (50%) of the value or vote of the shares of Infologix) or merging into or with or transferring all or substantially all of its assets to another corporation or entity (provided, however, no such consolidation, merger or sale shall occur unless such other corporation or entity specifically assumes this Agreement and such corporation or entity has a financial net worth as determined under United States generally accepted accounting principles as consistently applied (“GAAP”) equal to or in excess of Infologix’s GAAP financial net worth or Infologix remains liable for its obligations under this Agreement.

I.              Subject to the approval of the Chief Executive Officer of Infologix, with such approval not to be unreasonably withheld, and subject to the approval of any applicable Infologix customers, Amtech shall be allowed to use as a referral source customers of Infologix that Amtech is providing services to under this Agreement and shall be permitted to advertise that Amtech is providing services to such customers, provided that such advertisements are consistent with past practice.

J.             If any action, at law or equity, including any action for declaratory relief, is brought to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees from the other Party, in addition to any other relief that may be awarded.

K.            It is expected that Amtech shall, during the performance of Services, become familiar with the operations of Infologix, come into possession of Confidential Information of Infologix and develop information on behalf of Infologix as part of Amtech’s performance of Services. Amtech shall not disclose or use, except for providing Services hereunder, without the written consent of Infologix, any Confidential Information of Infologix. “Confidential Information” shall mean all information and materials identified by Infologix as confidential or developed by Amtech hereunder, as well as information and materials which, from the circumstances, Amtech knew or should have known to be confidential.

L.             The Confidential Information is and shall remain the property of Infologix and it and all copies thereof shall be returned to Infologix upon expiration or termination of this Agreement or upon Infologix’ request, whichever is earlier. It is understood that no right or license, express or implied, is granted under any patent, patent application, trademark, copyright or any other intellectual property.

M.           Amtech shall communicate to Infologix promptly any ideas and improvements that Amtech conceives or makes arising from its activities under this Agreement within the scope of duties described in Exhibit A and Amtech hereby assigns to Infologix all rights, title, and interest to the same, including all patents, copyrights, trademarks, service marks, software, trade secrets, know how, and any other such intellectual property rights (collectively hereinafter “Intellectual Property”). If Infologix desires to apply for patents, copyrights, trademarks or any other such regulatory registrations or approvals in the United States or elsewhere in connection with any such ideas or improvements then, upon Infologix request, Amtech shall, without further consideration, execute all papers deemed by Infologix to be necessary or advisable for filing, prosecution, and granting of such patents, copyrights, trademarks or other such regulatory registration or approval and for providing confirmation of Infologix’ legal title to the Intellectual Property. Infologix shall bear all out-of-pocket costs involved in such activities. Amtech agrees that works of authorship to be a work made for hire. Amtech acknowledges and agrees that the works (and all rights therein including, without limitation, copyright) belongs to and shall be the sole and exclusive property of Infologix.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement as of the day and year first above written.

INFOLOGIX, INC.

By:	/s/ David Gulian

CORRUGATED SERVICES CORP.

By:	/s/ Cosmo DeNicola

EXHIBIT A

Scope of Amtech Consulting Agreement

Architect and Integration of the HealthTrax and Bed Central Products

Amtech will consult with respect to the technology infrastructure components, toolsets and SDLC methods remain in concert with strategic directions of these products/product lines. Attention will be given to the vertical market(s) being targeted to ensure the extensibility and flexibility required to adapt to changing use environments. Furthermore, a focused modular approach towards integration components and services will be followed to encourage revenue growth and additional product/service offerings.

Design Elements of API’S for Third Party Interfacing

Amtech will consult with respect to the interfacing of Home-Grown applications and third party applications together.

Current Customer Deliverables

Amtech will consult with respect to design, development, test and implementation of ongoing and new customer initiatives. An example of this is a current project involving the re-architecting, development of the Dollar-Thrifty handheld vehicle return application. The application will now utilize Web Services to provide a Service Oriented Solution for the company’s employees.

RFID Supply Chain

Amtech will consult with respect to solutions in RFID and Supply Chain applications. Amtech implements an industry leading ERP solution to the Packaging Industry. This product services over 25,000 users throughout North America. Synergies within the hundreds of Packaging Manufacturers provide a natural and critical link in providing an entire soup-to-nuts supply chain solution. This coupled with a modular approach and interfacing expertise will allow solutions to be re-branded and implemented within different industrial applications.

Top Gun

The Warehouse Management module within Amtech’s ERP suite is a Wireless Inventory Locator system named Top Gun. This product is a baseline that provides a common solution to managing inventory needs of any manufacturer. Amtech will consult with respect to a solution that would not only address Packaging companies but also generic manufactures would provide an application for Infologix to aggressively market. The close ties to current and emerging wireless hardware coupled with integration services gives Infologix a turn-key solution.

Customer Care Portal and Remedy

Infologix and their outsourced support vendor have been providing front line help-desk, spare pool inventories, hardware staging and deployment for existing Infologix customers and projects. Expertise in these areas is facilitated by a professionally maintained software system that details and monitors all customer service activities through a custom care portal and the Remedy CRM application and call distribution software.

Solomon, and Sales Plus

Amtech shall consult with respect to Solomon and the Sales Plus Contact Management applications.